Exhibit 99

[SPRINT LOGO]
                                                                    NEWS RELEASE

                                                       Sprint Nextel Corporation
                                                        2001 Edmund Halley Drive
                                                               Reston, Va. 20191

                                                                  Media Contact:
                                                      Leigh Horner, 703-433-3044
                                                         leigh.horner@sprint.com

                                                     Investor Relations Contact:
                                                       Kurt Fawkes, 800-259-3755
                                                   investor.relations@sprint.com


                 SPRINT NEXTEL ANNOUNCES RESIGNATION OF WILLIAM
                        KENNARD FROM BOARD OF DIRECTORS


RESTON, Va. - March 6, 2007 - Sprint Nextel Corp. (NYSE: S) today announced that William E. Kennard resigned from the company's Board of Directors effective March 1, 2007. Kennard served as a director of Sprint Nextel since the merger of Sprint Corporation and Nextel Communications in August 2005. He joined the Nextel board in 2001 and is a Managing Director in the Global Telecommunications and Media Group of The Carlyle Group. Prior to his association with Nextel, he served as Chairman of the Federal Communications Commission.

"Bill Kennard has been a visionary leader in telecommunications policy and technology, and his contributions to our company and the entire industry have been immeasurable,"said Sprint Nextel Chairman and CEO Gary Forsee. "We thank him for his great service to Sprint Nextel, and wish him the best as he continues an accomplished and dynamic career."

Kennard served on the Human Capital and Compensation Committee and the Nominating and Corporate Governance Committee of the Sprint Nextel Board. The Board is currently conducting a search to fill the open seat.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving 53.1 million customers at the end of 2006; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and an award- winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.